Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 29, 2005, relating to the financial statements and financial statement schedule of Nortel Networks Corporation (“Nortel”) and management’s report on internal control over financial reporting (which report on the financial statements expressed an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canadian-U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements; and which report on internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting and an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of Nortel for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Toronto, Canada

June 30, 2005